EXECUTION COPY
ASSET PURCHASE AGREEMENT
By and Between
Hornbeck Offshore Services LLC
as Buyer
and
Superior Offshore International, Inc.
as Seller
Dated: January 8, 2008

-i-

(Continued)

-ii-

(Continued)

-iii-

Schedules

Schedule 1.1	Reimbursement Payment Guaranties
Schedule 2.12	Accounts Payable
Schedule 2.13	Contracts and Commitments
Schedule 2.17	Construction Expenses
Appendices

Appendix A	–	Assignment and Assumption of Construction Contract
Appendix B	–	Assignment and Assumption of NO Crane Contract
Appendix C	–	Assignment and Assumption of Huisman Crane and Winch Contract
Appendix D	–	Letter of Credit
Appendix E	–	Release

-iv-

INDEX OF DEFINED TERMS

A&R Equipment	2
Accounting Expert	19
Acquisition Proposal	17
Additional Purchase Price	4
Adverse Consequences	31
Affiliate	3
Agreement	1
Assets	2
Assumed Contracts	4
Base Purchase Price	3
Buyer	1
Buyer Indemnitees	27
Capitalized Interest	17
Claim Notice	28
Closing	4
Closing Date	4
Construction Contract	5
Contractual Obligation	7
Cranes	2
Credit Agreements	8
Damages	27
Definitive Agreement	1
Estimated Project Costs	17
Excluded Assets	3
Excluded Liabilities	5
Excluded Payments	18
Final Reimbursement Request	19
Fortis	3
Fortis Credit Agreement	8
Governmental Body	7
Huisman	3
Huisman Crane	2
Huisman Crane and Winch Contract	5
Indemnified Party	27
Indemnifying Party	27
Indemnity Notice	29
Indemnity Reduction Amounts	30
Interim Reimbursement Request	19
January 2008 Payments	5
JP Morgan	3
JP Morgan Credit Agreement	8
Law	7
Letter	1

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Lien	2
Liens	2
Merwede	1
National Oilwell	3
NO Crane	2
NO Crane Contract	5
Notice Period	28
Order	7
Payment Defaults	5
Permits	3
Permitted Liens	3
Project	8
Purchase Price	3
Reimbursement Amount	18
Reimbursement Guaranties	2
Reimbursement Request	19
Remaining Contract Payments	18
Required Consents	7
Review Period	19
Seller	1
Seller Indemnitees	27
Statement of Objections	19
Tax	10
Tax Return	10
Taxes	10
Third Party Claim	28
Time Charter	23
Total Project Costs	18
Vessel	2

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of January 8, 2008 (together with the appendices and schedules attached hereto, the “Agreement”) is by and between Hornbeck Offshore Services LLC, a Delaware limited liability company (the “Buyer”), and Superior Offshore International, Inc., a Delaware corporation and the successor to Superior Offshore International, L.L.C., a Louisiana limited liability company (the “Seller”).
W I T N E S S E T H:
     WHEREAS, Seller is a party to a Construction Contract (as defined below) providing for the construction of the Vessel (as defined below) by IHC Holland Merwede Krimpen BV (as successor in interest to Merwede Shipyard Nieuwbouw BV) (“Merwede”) and the purchase of such Vessel by Seller;
     WHEREAS, Seller is a party to the NO Crane Contract and Huisman Crane and Winch Contract (each as defined below) providing for the construction of the Cranes (as defined below) and the purchase of such Cranes by Seller;
     WHEREAS, construction of the Vessel and the Cranes has not yet been completed and the Vessel and the Cranes have not yet been delivered to, or accepted by, Seller and Seller does not currently have title to the Vessel or the Cranes;
     WHEREAS, additional payments are due from Seller to Merwede under the Construction Contract and to the other parties to the NO Crane Contract and Huisman Crane and Winch Contract;
     WHEREAS, Buyer and Seller have executed and delivered a letter of intent, dated December 14, 2007 (the “Letter”), pursuant to which such parties intend that Buyer or one of its Affiliates purchase certain assets of Seller, as more specifically set forth in Section 1.1 below;
     WHEREAS, the Letter contemplates the negotiation and execution of a legally binding, written definitive agreement setting forth the terms and conditions of the sale described in the Letter;
     WHEREAS, Buyer and Seller intend that this Agreement constitute such definitive agreement; and
     WHEREAS, Seller desires to sell to Buyer, Buyer desires to purchase from Seller, the Assets (as defined below) for the Purchase Price (as defined below) and upon and subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

ARTICLE 1
SALE AND PURCHASE
     1.1 Sale and Purchase of Assets. On the terms and subject to the conditions contained in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, at the Closing on the Closing Date, and Buyer shall purchase from Seller, free and clear of all liens, encumbrances, mortgages, pledges, charters, leases, charges, options, rights, security interests, agreements, or claims of any nature whatsoever, recorded or unrecorded (individually a “Lien” and collectively the “Liens”), other than Permitted Liens, all of Seller’s right, title and interest in and to the following assets, wherever located (the “Assets”):
     (a) the “Superior Achiever,” a Merwede T-22 design, DP-3 multi-purpose service vessel currently under construction as Hull No. 714 (the “Vessel”);
     (b) one (1) National Oilwell crane currently under construction (model no. OC3426KSCE-(20-70)-(29-14)(18.5)(10-30) per Seller’s Purchase Order 0328H0001336 (the “NO Crane”);
     (c) one (1) Huisman 160-ton crane currently under construction (per Order Confirmation A06-10840) (the “Huisman Crane”);
     (d) one (1) Huisman 300-ton abandonment and recovery winch currently under construction (per Order Confirmation A06-10840) and all related lifting and lowering gear and/or equipment currently under construction (the “A&R Equipment,” together with the NO Crane and the Huisman Crane, collectively the “Cranes”);
     (e) the Construction Contract, NO Crane Contract and Huisman Crane and Winch Contract (all as defined below);
     (f) all equipment, machinery, tools, fixtures, furniture, computers and associated hardware and software, telecommunications and DP systems relating to or necessary for the operation of the Vessel and the Cranes, and all other tangible and intangible assets and property, including choses in action, that are owned by Seller, or are to be constructed, incorporated into, intended to be used for or ordered under the Assumed Contracts for the Vessels and Cranes, and all supplies, spare parts (such as spare engines, engine parts, shafts rudders and wheels) and warranties (including pending warranty claims) of all kinds relating to the Vessel, the Cranes or any such other items; provided, however, that the items to be sold, transferred, conveyed, assigned and delivered pursuant to this Section 1.1(f) are limited to only those items that can be purchased or are deliverable under the Construction Contract, NO Crane Contract and Huisman Crane and Winch Contract;
     (g) the Reimbursement Guaranties issued in favor of Seller by Commerzbank AG Kartoor Amsterdam set forth in Schedule 1.1 attached hereto (collectively, the “Reimbursement Guaranties”);
     (h) all permits, licenses, certificates, authorizations, consents, approvals, applications, registrations, exemptions, waivers, notices of intent and orders obtained from or issued by any

Governmental Body and that relate to the ownership, construction or operation of the Assets (collectively, the “Permits”); and
     (i) all information, drawings, specifications and manuals relating to the Vessel or Cranes, purchasing records, correspondence, quality control records and procedures, blueprints, service and warranty records, equipment logs, operating guides and manuals, records related to personal property or ad valorem Taxes or sales or use Taxes applicable to the Vessel or Cranes, and all records, purchase orders, service orders, other contractual rights and correspondence relating to the Assumed Contracts.
Except for the Assets set forth above, Buyer shall not purchase any other assets or properties of Seller or its Affiliates (the “Excluded Assets”). The parties agree that the Assets shall not include any saturation diving systems or remotely operated vehicles. The Buyer agrees that the Seller does not have title to the Vessel or Cranes as title will pass to the purchaser thereof free of liens and encumbrances in accordance with the terms of the Assumed Contracts. For purposes hereof, “Affiliate” shall mean any person who is an “affiliate” of a person as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934. For purposes hereof, “Permitted Liens” shall mean (i) Liens that are caused or created by Buyer; and (ii) Liens of, and Liens caused or created by, Merwede, National Oilwell Norway AS (“National Oilwell”) or Huisman Special Lifting Equipment B.V. (“Huisman”), including Liens of creditors, suppliers, mechanics, carriers, workers, repairmen or subcontractors of such entities (other than Liens created or approved in writing by Seller for the benefit of the foregoing).
     1.2 Purchase Price.
     (a) In consideration for the sale and assignment by Seller to Buyer of the Assets, at the Closing (i) Seller shall assign and Buyer shall assume the Assumed Contracts as set forth in Section 1.4 below and (ii) Buyer shall pay to Seller (or to the third parties designated by Seller below) the aggregate base purchase price of SIXTY-NINE MILLION FIVE HUNDRED EIGHT-EIGHT THOUSAND FIVE HUNDRED FORTY-THREE AND NO/100 DOLLARS (US$69,588,543.00) (the “Base Purchase Price”) plus the Additional Purchase Price (together with the “Base Purchase Price,” collectively the “Purchase Price”) in cash as set forth below, after first offsetting the cash payment obligations of Buyer herein by all amounts due from Seller (or any of its Affiliates) to Buyer (or any of its Affiliates) under (i) a time charter for the HOS Cape Fear (and/or any other vessel of Buyer that has provided services to Seller or its Affiliates), (ii) a facility use agreement between Seller (or any of its Affiliates) and HOS Port LLC and (iii) the terms of Section 11.11:
     (1) an amount specified in writing by Fortis prior to the Closing Date that is sufficient to repay in full all of Seller’s payment obligations under the Fortis Credit Agreement (as defined below) shall be paid to Fortis Capital Corp. (“Fortis”) on behalf of Seller by wire transfer in immediately available federal funds to the account specified in writing by Fortis prior to the Closing Date;
     (2) an amount specified in writing by JP Morgan prior to the Closing Date shall be paid to JPMorgan Chase Bank, N.A. (“JP Morgan”) on behalf of Seller by wire transfer in immediately available federal funds to the account specified in writing by JP Morgan prior to the Closing Date; and
     (3) the remaining amount, if any, shall be paid to Seller by wire transfer in immediately available federal funds to the account specified in writing by Seller prior to the Closing Date.
     (b) The “Additional Purchase Price” shall be an amount in cash equal to the aggregate payments made after the execution date of this Agreement through the Closing Date in connection with the construction of the Vessel and the Cranes (i) by or on behalf of Seller to Merwede, National Oilwell or Huisman pursuant to the Assumed Contracts; (ii) plus any amounts drawn down by Merwede, National Oilwell or Huisman from any letter of credit in their favor securing Seller’s payment obligations under the Assumed Contracts; provided, that Seller shall promptly provide notice to Buyer of any such payment or drawdown. All payments included in the Additional Purchase Price shall be supported by appropriate documentation provided to Buyer at least two (2) days prior to Closing.
     (c) Except as set forth in subparagraphs (a) and (b) above, no other cash consideration shall be paid or payable to Seller in connection with the transactions contemplated in this Agreement.
     1.3 Closing. Subject to the terms and conditions hereof, the consummation of the sale and purchase of the Assets provided for herein (the “Closing”) shall take place at the offices of Buyer, located at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, at 10:00 a.m. local time, or at such other place or time upon which Buyer and Seller may mutually agree in writing, within three (3) business days after all conditions to the Closing set forth in Article 5 and Article 6 (other than those that can only be satisfied at Closing) have been satisfied or waived by the party entitled to waive same. The date upon which the Closing occurs is referred to as the “Closing Date.” At the option of the parties to this Agreement, documents to be delivered at the Closing may be delivered to the place of Closing by facsimile or e-mail transmission on or before the Closing Date, and the original documents shall be delivered to the place of Closing on or before the first business day following the Closing Date. At the Closing, Buyer (or an Affiliate of Buyer acting on Buyer’s behalf), shall pay the Purchase Price to or for the benefit of Seller by wire transfer in immediately available federal funds to one or more accounts specified by Seller, Fortis and JPMorgan in a notice of wire instructions provided to Buyer within a reasonable time before the Closing Date. Each of Buyer and Seller shall further deliver such other documents, certificates and opinions required to be delivered by such party pursuant to Article 5 and Article 6 hereof, and shall provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Article 5 and Article 6 hereof to the extent such party is required to satisfy or obtain a waiver of such condition.
     1.4 Assumption of Contracts. On the Closing, upon the terms and subject to the conditions of this Agreement (including receipt of any required third party consents), Seller shall assign and Buyer shall assume (i) the contractual duties, liabilities and obligations of Seller that accrue, arise or come due after the Closing under the agreements expressly set forth below (collectively, the “Assumed Contracts”), (ii) Seller’s obligation to pay twenty percent (20%) of the Contract Price (as defined in the Construction Contract) totaling TWELVE MILLION

THREE HUNDRED FORTY SEVEN THOUSAND ONE HUNDRED EUROS (€12,347,100.00) to Merwede in January 2008 (representing one-half of the sixth installment not previously paid by Seller and one-half of the seventh installment to be paid by Seller) and any interest thereon pursuant to the Construction Contract and (iii) Seller’s obligation to pay ONE MILLION NINE HUNDRED THIRTY-TWO THOUSAND FOUR HUNDRED THIRTY AND 15/100 DOLLARS (US$1,932,430.15) and any interest thereon to Huisman in January 2008 pursuant to the Huisman Crane and Winch Contract (collectively, the “January 2008 Payments”), but expressly excluding any debts, liabilities and/or obligations with respect to any breach or default under any Assumed Contracts (other than breaches or defaults in connection with the failure to pay the January 2008 Payments when due and any requirement to provide Merwede with replacement letters of credit (collectively, the “Payment Defaults”)), which arose, accrued or occurred on or before the Closing Date, all of which shall be, in addition to those liabilities set forth in Section 1.5 below, Excluded Liabilities:
     (a) that certain Shipbuilding Contract YN-714 between Seller and Merwede for construction of the Vessel (together with all purchase and change orders for goods, services or other deliverables issued under or pursuant to such Contract, and all schedules, appendices and amendments thereto, collectively referred to as the “Construction Contract”), which shall be assigned and assumed pursuant to the Assignment and Assumption of Construction Contract attached hereto as Appendix A;
     (b) that certain Order Confirmation for Hydralift AHC Crane dated October 30, 2006, together with the Variation Order dated November 19, 2007, entered into by Seller with National Oilwell for construction of the NO Crane (together with all purchase and change orders for goods, services or other deliverables issued under or pursuant to such Contract, and all schedules, appendices and amendments thereto, collectively referred to as the “NO Crane Contract”), which shall be assigned and assumed pursuant to the Assignment and Assumption of NO Crane Contract attached hereto as Appendix B; and
     (c) that certain Order Confirmation A06-10840 for Lifting Gear for Superior Achiever, dated October 30, 2006, together with the Variation Order dated March 29, 2007, entered into by Seller with Huisman for construction of the Huisman Crane and A&R Equipment (together with all purchase and change orders for goods, services or other deliverables issued under or pursuant to such Contract, and all schedules, appendices and amendments thereto, collectively referred to as the "Huisman Crane and Winch Contract”), which shall be assigned and assumed pursuant to the Assignment and Assumption of Huisman Crane and Winch Contract attached hereto as Appendix C.
     1.5 Excluded Liabilities. Except for performance of the Assumed Contracts in accordance with the express terms of Section 1.4 above, Buyer shall not assume nor agree to pay, perform or discharge any debts, obligations or liabilities of Seller or any of its Affiliates of any kind or nature, whether or not such debts, obligations or liabilities related to or arose out of the conduct of the business of Seller or of its Affiliates or the operation of the Assets or the Excluded Assets, whether accrued, absolute, contingent or otherwise, whether due, to become due or otherwise, whether known or unknown, whether payable prior to or after the Closing, which debts, liabilities and obligations, if ever in existence, shall continue to be debts, liabilities and obligations of Seller and its Affiliates (collectively, the “Excluded Liabilities”).

     1.6 Transfer Taxes and Fees. All applicable sales Taxes, transfer Taxes, recording or transfer fees, costs or premiums for or related to, and other similar costs due and payable in connection with, the transfer of the Assets to Buyer shall be paid by Buyer; provided, however, that Seller shall pay any taxes on income or gain attributable to Seller arising from the sale of the Assets.
     1.7 Ad Valorem Taxes. Ad valorem Taxes relating to the Assets for any ad valorem Tax period in which the Closing Date falls shall be paid by the Buyer regardless of which party receives a Tax statement from any Taxing authority. The party named on the relevant ad valorem Tax notice, assessment or invoice shall pay the amount due, provide the other party copies of the relevant supporting data and request reimbursement of the other party’s portion of the ad valorem Tax paid. The parties agree to make appropriate reimbursements in respect of such ad valorem Taxes.
     1.8 Public Announcements. Before making any public announcements with respect to this Agreement or the transactions contemplated hereby, Seller and Buyer shall each consult with the other parties hereto and use good faith efforts to agree upon the text of a joint announcement to be made by Seller and Buyer or use good faith efforts to obtain such other party’s approval of the text of any public announcement to be made on behalf of any one party. Subject to the preceding sentence, and except as otherwise agreed in writing by each of the Seller and Buyer or required by Law, including the securities laws, or the rules and regulations of The New York Stock Exchange and the Nasdaq Stock Market, each such party shall maintain as confidential the terms and conditions of this Agreement and the transactions contemplated hereby.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer that:
     2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, hold, use and lease its properties and assets and to conduct its business as it is now being conducted. Seller has made available to Buyer true, complete and correct copies of its certificate of incorporation and bylaws, as amended to the date of this Agreement.
     2.2 Authority of Seller. Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by Seller and to perform the obligations to be performed by Seller hereunder and thereunder, respectively. The execution, delivery and compliance by Seller with the terms of this Agreement and the documents contemplated hereby to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes, and the documents contemplated hereby to be executed by Seller upon their execution and delivery as herein provided will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     2.3 No Conflicts. The execution and delivery of this Agreement and the documents contemplated hereby to be executed by Seller do not, and compliance by Seller with the terms hereof and thereof and consummation by Seller of the transactions contemplated hereby and thereby will not, except in each case subject to obtaining the Required Consents (as defined below), (a) violate or conflict with any existing term or provision of any foreign, federal, state, county, municipal or local law, treaty, statute, code, ordinance, rule or regulation (“Law”) or any order, writ, judgment, injunction, ruling, assessment, award, subpoena, or decree (“Order”) of any Governmental Body applicable to Seller or the Assets so as to materially and adversely affect the ability of Seller to consummate timely the transactions contemplated hereby or thereby or restrict Buyer’s ability to use the Assets after the Closing or adversely affect the validity and enforceability of this Agreement; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller or any material Contractual Obligation, including the Assumed Contracts, to which Seller is a party or otherwise subject, or by which Seller or any of Seller’s material assets or properties, including the Assets, may be bound or subject, in each case where such conflict, breach or default may reasonably be expected to materially and adversely affect the ability of Seller to consummate timely the transactions contemplated hereby or thereby or restrict Buyer’s ability to use the Assets after the Closing or adversely affect the validity and enforceability of this Agreement; (c) result in the creation or imposition of any Lien upon Seller’s material assets or properties, including the Assets, other than Permitted Liens referenced in clause (i) of the “Permitted Liens” definition; or (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any material Contractual Obligation, including the Assumed Contracts, to which Seller is a party or otherwise subject, or by which Seller or any of Seller’s material assets or properties, including the Assets, may be bound or subject, in each case where such termination, cancellation, acceleration or modification of any such Contractual Obligation may reasonably be expected to materially and adversely affect the ability of Seller to consummate timely the transactions contemplated hereby or thereby or restrict Buyer’s ability to use the Assets after the Closing or adversely affect the validity and enforceability of this Agreement. Seller is not a party to, or bound by, any agreement that is currently in effect, granting rights to any person which are inconsistent with the rights to be granted by Seller in this Agreement and the agreements contemplated hereby. For purposes of this Agreement, the term “Governmental Body” means any (i) nation, state, county, city, borough, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government or instrumentality, (iii) governmental or quasi-governmental authority of any nature, including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers, (iv) multinational organization or body, (v) body exercising or entitled or purporting to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power or (vi) official of any of the foregoing. For purposes hereof, the term "Contractual Obligation” means any agreement, undertaking, contract, license, indenture, mortgage, deed of trust or other instrument to which a person is a party or by which it or any of its properties or assets are bound. “Required Consents” means the notices, consents and approvals required to be made or obtained under the Assumed

Contracts, the Credit Agreement, dated as of February 27, 2007 (the “JP Morgan Credit Agreement”), among Seller, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, and the Credit Agreement, dated as of June 19, 2007 (the “Fortis Credit Agreement” and, together with the JP Morgan Credit Agreement, the “Credit Agreements”), among Seller, as Borrower, the Collateral Agent as named therein, the several lenders from time to time parties thereto, and Fortis Capital Corp., as Administrative Agent.
     2.4 Consents and Approvals. The execution and delivery by Seller of this Agreement and the documents contemplated hereby to be executed by Seller, compliance by Seller with the terms hereof and thereof and consummation by Seller of the transactions contemplated hereby and thereby do not require Seller to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any Governmental Body, the failure to obtain which or give may reasonably be expected to materially and adversely affect the ability of Seller to timely consummate the transactions contemplated hereby or restrict Buyer’s ability to use the Assets after the Closing or adversely affect the validity and enforceability of this Agreement, except in each case for the Required Consents.
     2.5 Title to Properties. Seller has good, valid and indefeasible right, title and interest in and to the Assumed Contracts, free and clear of any Liens other than (i) Permitted Liens and (ii) Liens arising pursuant to the Credit Agreements. At the Closing, upon the sale, assignment, transfer and conveyance of the Assumed Contracts to Buyer, there will be vested in Buyer, good, valid and indefeasible right, title and interest in and to the Assumed Contracts, free and clear of any Liens other than Permitted Liens. At the Closing, upon the sale, assignment, transfer and conveyance of Seller’s right, title and interest in and to the Assets to Buyer, Buyer shall succeed to all of Seller’s right, title and interest in and to the Assets free and clear of any Liens other than Permitted Liens. There are no actual, pending or, to the knowledge of Seller, overtly threatened claims against Seller’s material assets or properties, including the Assets, that could give rise to a Lien on the Assets (other than (i) Permitted Liens and (ii) Liens arising pursuant to the Credit Agreements), or acts or incidents which could give rise to any such claims, relating to or arising out of Seller’s material assets or properties, including the Assets, or the operation of Seller’s business. Except for the Assets, including the Assumed Contracts, no other assets (tangible or intangible) owned by Seller or its Affiliates are required for the construction and completion of the Vessel and the Cranes consistent with the Project. The Assumed Contracts constitute all the contracts entered into by Seller to construct and complete the Vessel and the Cranes consistent with the Project. “Project” shall mean for purposes hereof, the construction of the Vessel as contemplated under the Construction Contract, including the most current versions of all change orders, drawings and specifications as of the date hereof for the Vessel prepared in connection therewith, as outfitted by the Cranes according to the specifications and drawings therefor set forth in the other Assumed Contracts, except that the Project does not include saturation diving systems and remotely-operated vehicles and equipment necessary for the operation thereof.
     2.6 Solvency. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated herein. In addition, immediately after giving effect to the consummation of the transactions contemplated herein, (a) Seller will be able to pay it debts as they become due, (b) Seller will not have unreasonably small assets with which to conduct its present or proposed business and (c) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     2.7 Absence of Certain Changes or Events. Except for the Payment Defaults and except as provided or contemplated by this Agreement, there has not been, occurred or arisen any of the following as they relate to Seller, Seller’s business or Seller’s material assets or properties, including the Assets, since September 30, 2007:
     (a) any change in, or any event, condition or state of facts of any character that has had or would be reasonably expected to have an adverse effect on the Assets, or that adversely affects the validity or enforceability of this Agreement;
     (b) any destruction, damage, or loss suffered with respect to any of the Assets (whether or not covered by insurance);
     (c) any sale, charter, lease or other disposition of any of the Assets;
     (d) any mortgage, pledge, or other encumbrance of any of the Assets (other than Permitted Liens and Liens arising under the Credit Agreements);
     (e) any entry into or amendment or termination of any Contractual Obligation to which Seller is a party and to which any of the Assets are subject or bound that could reasonably be expected to have an adverse effect on the Assets;
     (f) any breach of the terms of any Contractual Obligation that could reasonably be expected to have an adverse effect on the Assets;
     (g) any commencement, notice of commencement or overt threat of commencement of any litigation or any governmental proceeding against or investigation of Seller that could reasonably be expected to have an adverse effect on the Assets;
     (h) any waiver or release of any right or claim of Seller relating to the Assets that could reasonably be expected to have an adverse effect on the Assets;
     (i) any entry into any commitment of any kind, or the occurrence of any event giving rise to any contingent liability not covered by the foregoing, that could reasonably be expected to have an adverse effect on the Assets; or
     (j) any contract, commitment or agreement to do any of the foregoing.
     2.8 Absence of Defaults. Neither Seller nor any of its Affiliates is in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any way under any term or provision of any material Contractual Obligation, including the Assumed

Contracts, to which Seller or any of its Affiliates is a party or by which Seller or any such Affiliate is bound that would adversely affect the Assets or restrict Buyer’s use of the Assets after Closing or could materially adversely affect the ability of Seller to consummate timely the transactions contemplated hereby, other than the Payment Defaults and defaults under the Credit Agreements.
     2.9 Compliance with Laws. There has been no failure by Seller or its Affiliates to comply with any applicable Law or Order in any respect that could have an adverse effect on Buyer’s ability to use the Assets once construction and delivery of the Vessels and Cranes is complete or on the ability of Seller to consummate timely the transactions contemplated hereby or which could reasonably be expected to prohibit or restrict Seller from consummating timely the transactions contemplated hereby.
     2.10 Tax Returns and Reports. Seller has not failed to file any federal, state, local or foreign Tax reports and Tax Returns (including pursuant to extensions) required to be filed by Seller with appropriate Governmental Bodies in any jurisdiction in which such returns and reports are required to be filed where such failure may reasonably be expected to materially and adversely affect the ability of Seller to consummate timely the transactions contemplated hereby or restrict Buyer’s ability to use the Assets after the Closing or adversely affect the validity and enforceability of this Agreement. There are no Tax Liens on the Assets, other than Permitted Liens. As used in this Agreement, “Tax” or “Taxes” means all income, gross receipts, sales, value added, use, employment, franchise, profits, ad valorem, personal and real property, excise or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with all interest and all penalties, additions to tax or additional amounts imposed by any taxing or other Governmental Body with respect thereto and “Tax Return” means all Tax returns and forms required to be filed or furnished with respect to the Seller’s material assets or properties, including the Assets, or Seller’s business.
     2.11 Litigation. There are no actions, claims, suits, investigations, inquiries or proceedings pending against Seller or in rem against any of its material assets or properties, including the Assets, or, to the knowledge of Seller, overtly threatened against Seller or in rem against any of its material assets or properties, including the Assets, at law or in equity, in, before or by any Governmental Body which could reasonably be expected to (i) adversely affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by Seller or its Affiliates, (ii) delay consummation of the transactions contemplated hereby, (iii) restrict Buyer’s use of the Assets following the Closing or (iv) establish a Lien against any of the Assets. Neither Seller nor its Affiliates is in violation of any Order of any Governmental Body, the result of which violation individually or violations in the aggregate could reasonably be expected to (i) adversely affect the validity or enforceability of this Agreement or the documents contemplated to be executed by Seller, (ii) delay consummation of the transactions contemplated hereby, (iii) restrict Buyer’s use of the Assets following the Closing or (iv) establish a Lien against the Assets.
     2.12 Accounts and Notes Payable. Schedule 2.12 sets forth an accurate list of all accounts payable of Seller and its Affiliates with respect to the Assets as of December 31, 2007. All the accounts and notes payable reflected in such schedule, and all accounts and notes payable arising thereafter and before the date hereof relating to the Assets arose from bona fide transactions in the ordinary course of business.
     2.13 Contracts and Commitments. Schedule 2.13 contains a true, complete and correct list (and Seller has previously delivered to Buyer true, complete and correct copies) of all Contractual Obligations, including the Assumed Contracts (other than the Credit Agreements), to which, on the date of this Agreement, Seller is a party or to which the Assets are subject or bound that may reasonably be expected to adversely affect the Assets, restrict Buyer’s ability to use the Assets after Closing, materially adversely affect the ability of Seller to timely consummate the transactions contemplated hereby or adversely affect the validity and enforceability of this Agreement. As to each contract set forth in Schedule 2.13, such contract is in full force and effect, no notice of cancellation or termination or default has been received by Seller and, except for the Payment Defaults, no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default thereunder, except where such failure, cancellation, termination, default, event or condition could not reasonably be expected to materially and adversely affect the ability of Seller to timely consummate the transactions contemplated hereby or restrict Buyer’s ability to use the Assets after the Closing or adversely affect the validity and enforceability of this Agreement. As of the date hereof, the Reimbursement Guaranties are the only payment guaranties required to be issued under the Construction Contract and are in full force and effect.
     2.14 Regulatory Filings. Seller has, or has caused to be, filed all reports, statements, documents, registrations, filings or submissions required, in connection with the construction of the Vessels and the Cranes, to be filed by Seller or its Affiliates with any Governmental Body, except where such failure to file would not reasonably be expected to materially and adversely affect the ability of Seller to timely consummate the transactions contemplated hereby or restrict Buyer’s ability to use the Assets after the Closing or adversely affect the validity and enforceability of this Agreement. All such filings complied in all material respects with applicable Law when filed and no deficiencies have been asserted by any such Governmental Body with respect to such filings or submissions.
     2.15 Brokers/Advisors. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer, without the intervention of any person on behalf of Seller in such manner as to give rise to any valid claim by any person against Buyer or Seller for a finder’s fee, brokerage commission or similar payment.
     2.16 Disclosure. Copies of the most recent versions of all documents and other written information referred to herein or in the schedules that have been delivered or made available to Buyer are true, correct and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Except as expressly set forth in this Agreement or in the certificates or other documents delivered or made available to Buyer, to the knowledge of the Seller, there are no other facts which may reasonably be expected to materially and adversely affect the ability of Seller to consummate timely the transactions contemplated hereby or restrict Buyer’s ability to use or own the Assets after the Closing or adversely affect the validity and enforceability of this Agreement.

     2.17 Construction Payment Documentation. Schedule 2.17 sets forth a true, correct and complete schedule of all payments made by Seller and its Affiliates as of the execution of this Agreement with respect to the construction of the Vessel and Cranes. On or before January 8, 2008, Seller shall provide Buyer with true, correct and complete copies of all material documentation evidencing the expenses incurred by Seller and its Affiliates pursuant to which the payments listed on Schedule 2.17 were made. In addition, all documentation provided to Buyer at the Closing evidencing the expenses constituting the Additional Purchase Price are true, correct and complete.
     2.18 Insurance. Seller does not maintain any insurance on the Vessels or Cranes, except that the Construction Contract provides that Merwede is to add the Seller as an additional insured under an insurance policy maintained by Merwede. To Seller’s knowledge, there have been no casualty or loss claims asserted against such insurance policy with respect to the Vessel or the Cranes as of the date of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF BUYER
     Buyer represents and warrants to Seller that:
     3.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     3.2 Authority of Buyer. Buyer has all requisite limited liability company power and authority to enter into this Agreement and the documents contemplated hereby to be executed by it and to perform the obligations to be performed by it hereunder and thereunder. The execution, delivery and compliance by Buyer with the terms of this Agreement and the documents contemplated hereby to be executed by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action by Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and the documents contemplated hereby to be executed by Buyer upon its execution and delivery as herein provided will constitute the legal, valid and binding obligations of Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
     3.3 No Conflicts. The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, and the execution and delivery by Buyer of, and the consummation of the transactions contemplated by, the documents contemplated hereby to be executed by Buyer, will not (a) violate or conflict with any existing term or provision of any Law or Order of any Governmental Body applicable to Buyer so as to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of formation or limited liability company agreement of

Buyer or any Contractual Obligation to which Buyer is a party, where such breach or default may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby or (c) give to others any right of termination, cancellation, acceleration or modification in or with respect to any Contractual Obligation to which Buyer is a party where such termination, cancellation, acceleration or modification of any such Contractual Obligation may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
     3.4 Consents and Approvals. The execution and delivery by Buyer of this Agreement and the documents contemplated hereby to be executed by Buyer, compliance by Buyer with the terms hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to (other than filings and press releases required under applicable securities laws) any corporation, person or firm or other entity or any Governmental Body, the failure to obtain which may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby, except for any notices required to be given to Buyer’s lender under its primary bank credit facilities.
     3.5 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Seller or Buyer for a finder’s fee, brokerage commission or similar payment.
     3.6 Litigation. There are no actions, claims, suits, investigations, inquiries or proceedings pending against Buyer or, to the knowledge of Buyer, overtly threatened against Buyer, at law or in equity, in, before or by any Governmental Body which could reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by Buyer, and Buyer is not in violation of any Order of any Governmental Body, where such violation may reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement.
     3.7 Financing. Buyer has available, and on the Closing Date will have available, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and pay any other amounts to be paid by it under this Agreement or the Assumed Contracts, including the January 2008 Payments. Buyer’s obligations under this Agreement are not subject to any condition regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated hereunder.
ARTICLE 4
COVENANTS
     4.1 Conduct of Business. Except as expressly permitted or required by this Agreement or agreed to in writing by Buyer, or as required to effectuate the transactions contemplated by this Agreement, and except that Seller shall not be required to make any payments under the Assumed Contracts, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms:
     (a) Seller shall use its reasonable commercial efforts to maintain, preserve and protect the Assets;
     (b) Seller shall not amend, supplement, modify, terminate or waive any rights under any Contractual Obligation of Seller in any way that may reasonably be expected to adversely affect the Assets, the ability of Seller to consummate timely the transactions contemplated hereby, adversely affect the validity or enforceability of the Agreement or restrict Buyer’s use of the Assets after Closing, nor shall Seller enter into any change orders for the Assumed Contracts;
     (c) Seller shall not delay or defer the payment of any accounts payable outside the ordinary course of business consistent with past practice, except where said accounts payable are disputed in good faith, that does, or could reasonably be expected to, result in a Lien against any of the Assets (other than Permitted Liens and Liens arising under the Credit Agreements);
     (d) Seller shall not enter into any material Contractual Obligation or incur any material liabilities outside of the ordinary course of business that could adversely affect or bind the Assets, including any charters for any of the Assets, materially or adversely affect the ability of Seller to consummate timely the transactions contemplated hereby, adversely affect the validity or enforceability of the Agreement or restrict Buyer’s use of the Assets after the Closing, nor shall Seller enter into any change orders for the Assumed Contracts;
     (e) Seller shall not amend, supplement, modify, terminate or waive any rights under any of the Assumed Contracts; or
     (f) Seller shall not authorize any of, or commit or agree to take any of, the foregoing actions.
     4.2 Approvals. Seller shall use its commercially reasonable efforts to obtain, and Buyer shall reasonably cooperate with Seller in obtaining, as promptly as possible, all approvals, consents, authorizations and clearances of Governmental Bodies and other third parties, including the Required Consents, required of Seller to consummate the transactions contemplated hereby. Buyer shall use its commercially reasonable efforts to obtain, and Seller shall reasonably cooperate with Buyer in obtaining, as promptly as possible, all approvals, consents, authorizations and clearances of Governmental Bodies and other third parties required of Buyer to consummate the transactions contemplated hereby. Seller and Buyer shall reasonably cooperate to provide such other information and communications to Governmental Bodies as such Governmental Bodies may request and to obtain the requisite consents of third parties required to consummate the transactions contemplated hereby. Notwithstanding any other language herein, neither Seller nor Buyer shall be required to make any payment (other than nominal payments required of Seller that are not significant in amount in the aggregate) or other concession or to assume any obligation (other than assumption of the Assumed Contracts by Buyer as expressly set forth herein) in connection with obtaining any consents required to consummate the transactions contemplated hereby (including the Required Consents).

     4.3 Compliance with Legal Requirements. Seller and Buyer shall comply promptly with all requirements which applicable Law may impose on Seller or Buyer, as appropriate, or any of their respective Affiliates with respect to the transactions contemplated by this Agreement, and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon Seller or Buyer in connection therewith.
     4.4 Books and Records. Seller shall make its books and records related to the Assets available or shall deliver copies thereof to Buyer during normal business hours for any reasonable business purpose.
     4.5 Investigation by Buyer. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall permit Buyer and its counsel, accountants and other representatives reasonable access during normal business hours to all of its properties, books, contracts, commitments and other records relating to or affecting the Assets including without limitation Tax returns, declarations of estimated Tax and Tax reports, and, during such period, Seller shall furnish promptly to Buyer and its representatives all other information concerning the Assets as Buyer and its representatives may reasonably request; provided, however, that NO INVESTIGATION PURSUANT TO THIS SECTION 4.5 OR OTHERWISE SHALL LIMIT THE EFFECT OF ANY REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS AGREEMENT.
     4.6 Certain Acts or Omissions. Neither Seller nor Buyer shall (a) omit to take any action called for by any of its covenants contained in this Agreement, or (b) take any action which it is required to refrain from taking by any of such covenants. Each of Seller and Buyer shall, before the Closing, use reasonable commercial efforts to cure any violation or breach of any of its representations, warranties or covenants contained in this Agreement, which becomes known to it, occurs or arises subsequent to the date of this Agreement and shall use reasonable commercial efforts to obtain the satisfaction of all conditions to Closing set forth in this Agreement.
     4.7 Confidentiality.
     (a) Seller shall not, before the Closing Date, disclose directly or indirectly or allow any of its Affiliates to disclose directly or indirectly to third parties any information that Seller has obtained from Buyer in connection with this Agreement with respect to Buyer or any of its Affiliates, and from and after the Closing Date, Seller shall not disclose directly or indirectly or allow any of its Affiliates to disclose directly or indirectly to third parties, nor will Seller use for its own benefit or the benefit of any third party or allow any of its Affiliates to use for its own benefit or the benefit of any third party, any trade secrets, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product and service development plans, market strategies, internal performance statistics, business secrets or other information relating to the Assets or any information that Seller has obtained from Buyer in connection with this Agreement with respect to Buyer or any of its Affiliates, unless disclosure may otherwise be required pursuant to applicable Law or Governmental Body; provided that the party being required to disclose such information shall notify Buyer party promptly after receipt of any disclosure notice to provide Buyer with an opportunity to legally prevent such disclosure.

     (b) Buyer shall not, before the Closing Date, disclose directly or indirectly or allow any of its Affiliates to disclose directly or indirectly to third parties any information that Buyer has obtained from Seller in connection with this Agreement with respect to Seller or any of its Affiliates, and from and after the Closing Date, Buyer shall not disclose directly or indirectly or allow any of its Affiliates to disclose directly or indirectly to third parties, nor will Buyer use for its own benefit or the benefit of any third party or allow any of its Affiliates to use for its own benefit or the benefit of any third party, any trade secrets, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product and service development plans, market strategies, internal performance statistics, business secrets or any information that Buyer has obtained from Seller in connection with this Agreement with respect to Seller or any of its Affiliates, expressly excluding any information that pertains or relates to the Assets, unless disclosure may otherwise be required pursuant to applicable Law or Governmental Body; provided that the party being required to disclose such information shall notify Seller party promptly after receipt of any disclosure notice to provide Seller with an opportunity to legally prevent such disclosure.
     (c) Notwithstanding any of the foregoing, nothing in this Agreement shall prohibit Buyer or Seller from making any public disclosures (which may include the filing of this Agreement as an exhibit to a filing with the Securities and Exchange Commission) as required by the securities laws or the rules and regulations of The New York Stock Exchange or the Nasdaq Stock Market.
     4.8 Additional Disclosure.
     (a) From the date of this Agreement to and including the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall promptly after the occurrence thereof is known to Seller advise Buyer of each event subsequent to the date hereof which causes any covenant of Seller to be breached or causes any representation or warranty of Seller contained herein to no longer be true, correct or complete, or that otherwise materially and adversely affects Seller or its business or adversely affects the Assets.
     (b) From the date of this Agreement to and including the Closing Date or the termination of this Agreement in accordance with its terms, Buyer shall promptly after the occurrence thereof is known to Buyer advise Seller of each event subsequent to the date hereof which causes any covenant of Buyer to be breached or causes any representation or warranty of Buyer contained herein to no longer be true, correct or complete, or that otherwise materially and adversely effects Buyer or its business.
     (c) Any disclosure made by Seller or Buyer after the date of this Agreement pursuant to this Section 4.8 shall not modify, amend, supplement or limit any representations or warranties contained in this Agreement and shall not affect the right of the non-disclosing party to seek Damages for breaches thereof in accordance with Article 8 or to terminate this Agreement in accordance with Article 9.
     4.9 No Solicitation of Competing Transactions. From and after the date of this Agreement until the Closing Date, Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent thereof, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding the sale or charter (except for marketing of Seller’s services with the Vessel in the ordinary course of its business) of any of the Assets (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”). Seller shall immediately notify Buyer after receipt of any Acquisition Proposal or any request for nonpublic information relating to Seller, its Affiliates or the Assets in connection with an Acquisition Proposal or for access to the properties, books or records of Seller or its Affiliates in connection with an Acquisition Proposal or that informs the board of directors of Seller that the entity making the request is considering making or has made an Acquisition Proposal. Such notice to Buyer shall be made promptly orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Subject to their fiduciary duties, so long as this Agreement remains in effect and has not been terminated under Article 9, the board of directors of Seller shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer the approval or recommendation by such board of this Agreement, the agreements contemplated herein or the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (other than as contemplated in this Agreement) or (iii) approve or authorize the entering into any agreement with respect to any Acquisition Proposal. Notwithstanding anything herein to the contrary, nothing herein shall prohibit or otherwise restrict Seller from negotiating, committing to or consummating, directly or indirectly, any financing, borrowing, charter, merger, business combination, tender offer, exchange offer, sale of capital stock or assets (other than a sale or charter of the Assets) or similar transaction involving the Seller, provided that Seller shall promptly notify Buyer of the execution of any letters of intent, memorandum of understandings or similar agreements with any interested parties with respect to any of the foregoing.
     4.10 Buyer’s Performance of Assumed Contracts. From and after the Closing, Buyer shall perform all of the rights, duties, liabilities and obligations of Seller in, to and under the Assumed Contacts which arise, accrue or come due after the Closing Date and pay the January 2008 Payments. Buyer acknowledges the existence of the Payment Defaults and Buyer shall promptly, after the Closing Date, make the January 2008 Payments to cure the Payment Defaults.
     4.11 Reimbursement Obligation.
     (a) Subject to the terms and conditions set forth in this Section 4.11, Seller agrees that if the Total Project Costs exceed the Estimated Project Costs, Seller shall pay Buyer an amount equal to the Reimbursement Amount.
     (b) The following terms are used in this Agreement with the meanings set forth below:
     “Capitalized Interest” shall mean an amount of interest expense attributable to Buyer or its Affiliates on indebtedness for money borrowed that is incurred and used to fund the Purchase Price and the Remaining Contract Payments during the period from the Closing Date to delivery and acceptance of the Vessel and that is required to be capitalized under generally accepted accounting principles at the agreed upon rate of 7.75% per annum.
     “Estimated Project Costs” shall equal US$120,000,000.00.

     “Excluded Payments” shall mean all payments (other than the January 2008 Payments) arising out of, based upon or resulting from (i) breaches or defaults arising or accruing after the Closing Date, (ii) modifications or change orders requested by Buyer or its Affiliates after the Closing Date, (iii) delays attributable to, caused by or otherwise resulting from Buyer and (iv) any amendments, modifications, waivers or assignments to the Assumed Contacts made after the Closing Date.
     “Reimbursement Amount” shall be the amount calculated by subtracting the Estimated Project Costs from the lesser of (i) the Total Project Costs and (ii) US$128,000,000.00.
     “Remaining Contract Payments” shall mean an amount equal to the sum of all payments (other than Excluded Payments) made by or on behalf of Buyer or its Affiliates on or after the Closing Date to (i) Merwede pursuant to, and in accordance with, the Construction Contract, (ii) National Oilwell pursuant to, and in accordance with, the NO Crane Contract, (iii) Huisman pursuant to, and in accordance with, the Huisman Crane and Winch Contract and (iv) any Taxing authorities pursuant to Sections 1.6 and 1.7 of this Agreement; provided, however, that for purposes of this definition, any such payments that are paid by or on behalf of Buyer or its Affiliates in Euros shall be converted from Euros to US Dollars at an exchange rate of 1.0 Euro to 1.46 US Dollars.
     “Total Project Costs” shall equal the sum of the Purchase Price, the Remaining Contract Payments and Capitalized Interest.
     (c) Buyer shall maintain books and records of account in which full and correct entries will be made of all expenses and payments incurred or made in connection with the construction of the Vessel and the Cranes. As soon as reasonably practicable, but in no event more than fifteen days following the end of each month, Buyer shall prepare and deliver to Seller a statement setting forth in reasonable detail all payments made during such month that may be included in Remaining Contract Payments and the amount of Capitalized Interest for such month. Such statement shall be accompanied by true, correct and complete copies of all documentation evidencing the expenses incurred by Buyer and its Affiliates with respect to the construction of the Vessel and Cranes during such month.
     (d) Buyer shall keep Seller reasonably informed on a timely basis of the status of the construction of the Vessel and the Cranes and shall promptly inform the Seller of any circumstances, changes or events that may reasonably be expected to result in a material delay in the anticipated delivery of the Vessel and the Cranes or in the payment of a Reimbursement Amount. Buyer shall make reasonably available to Seller knowledgeable personnel of the Buyer (including its Chief Executive Officer) to discuss the expenses incurred by Buyer and its Affiliates in connection with the construction of the Vessel and the Cranes and the status of the construction of the Vessel and the Cranes.
     (e) Buyer shall promptly notify Seller of any amendments, modifications or waivers to any of the Assumed Contracts and of any change orders or modifications made thereto by the Buyer or its Affiliates, and shall promptly deliver to Seller true, correct and complete copies of all documentation evidencing such amendments, modifications, waivers and change orders.

     (f) As soon as reasonably practicable, but in no event later than 90 days after the delivery of the Vessel to Buyer (or its assignee) by Merwede pursuant to the Construction Contract and the delivery of the Cranes to Buyer (or its assignee), Buyer shall prepare and deliver to Seller a notice (the “Final Reimbursement Request”) setting forth in reasonable detail the Total Project Costs and, if applicable, a request for payment of the Reimbursement Amount under this Section 4.11. Notwithstanding the preceding sentence, Buyer may at any time prior thereto (but not more than once each month, except with respect to Reimbursement Requests for amounts equal to or greater than US$500,000.00, which can be made at any time), submit an interim reimbursement request (an “Interim Reimbursement Request,” and together with the Final Reimbursement Request, a “Reimbursement Request”) for payment of the Reimbursement Amount then calculated based on information then available. Seller shall not be obligated to pay for any items that have previously been submitted in a Reimbursement Request by Buyer and paid by Seller.
     (g) Upon receipt of a Reimbursement Request, Seller and its representatives shall be permitted during the succeeding 30 day period (a “Review Period”) full access at all reasonable times to the books and records of Buyer and its Affiliates, and the personnel of, and work papers prepared by, Buyer or its Affiliates or their representatives, to the extent that they relate to the Assets and to such historical financial information relating to the construction of the Vessels and Cranes as Seller may reasonably request for the purpose of reviewing and verifying such Reimbursement Request.
     (h) On or prior to the last day of the applicable Review Period, Seller may object to the Reimbursement Request or any portion thereof by delivering to Buyer a written statement setting forth the basis for Seller’s objections thereto (the “Statement of Objections”). If Seller fails to deliver a Statement of Objections within the applicable Review Period, the applicable Reimbursement Request and the applicable Total Project Costs set forth therein shall be deemed to have been accepted by Seller and shall be used in determining the Reimbursement Amount. If Seller delivers a Statement of Objections within the applicable Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the applicable Reimbursement Request and the applicable Total Project Costs, with such changes that may have been agreed in writing by Seller and Buyer, shall be final and binding on the parties, and shall be used in determining the applicable Reimbursement Amount.
     (i) If Seller and Buyer shall fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections, then such unresolved matters shall, not later than 15 days after one of the parties affirmatively terminates discussions in writing with respect to the Statement of Objections, be submitted for resolution to an independent nationally recognized accounting firm or other qualified person (the “Accounting Expert”) reasonably satisfactory to each of the parties. The Accounting Expert shall, acting as an expert and not as arbitrator, resolve the disputes set forth in the Statement of Objections and make any corresponding adjustments to the applicable Total Project Costs.
     (j) Subject to, and to the extent permitted by, any applicable Laws, Seller and Buyer shall each make readily available to the Accounting Expert all relevant work papers and books and records relating to the construction of the Vessel and the Cranes, and copies of all such materials and information provided by a party to the Accounting Expert shall be concurrently delivered to the other parties to the proceeding.
     (k) The parties shall jointly instruct the Accounting Expert to make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement. Each party shall have the right to make a presentation of its positions in person to the Accounting Expert. The Accounting Expert may make such inquiries of the parties as it may deem appropriate. The Accounting Expert’s resolution of the disputes set forth in the applicable Statement of Objections and the applicable Total Project Costs, with any such adjustments made by the Accounting Expert, shall be final and binding upon the parties, and shall be used in determining the applicable Reimbursement Amount.
     (l) The fees of the Accounting Expert shall be paid by the party against whom the Accounting Expert shall rule, or if some issues are ruled against each of the parties, as otherwise equitably divided between the parties as such Accounting Expert may deem appropriate.
     (m) Within five business days of the later of (1) acceptance of the applicable Reimbursement Request (including any portion thereof that is not disputed in the Statement of Objections by Seller) or (2) the resolution of Sellers’ objections to the applicable Reimbursement Request or portion thereof, Seller shall pay to Buyer an amount equal to the applicable Reimbursement Amount, if any (including under (1) any portion not subject to an objection and under (2) any portion applicable to an objection resolved in Buyer’s favor). Any such payment shall be in United States dollars in federal or other immediately available funds as directed by Buyer.
     (n) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to reimburse or pay Buyer more than US$8,000,000.00 in the aggregate under this Section 4.11.
     4.12 Cooperation Arrangement. The parties shall negotiate in good faith to establish a non-exclusive joint marketing and cooperation arrangement. The parties shall seek mutually beneficial business opportunities utilizing the complementary joint resources of both parties.
     4.13 Letter of Credit Cancellation. Buyer covenants that it shall return the Letter of Credit to the issuing bank thereof for cancellation upon the latest to occur of the following: (i) eighteen (18) months after the Closing; (ii) completion of all material duties and obligations of Seller and its Affiliates under the Time Charter; and (iii) completion of all material duties and obligations of Seller and its Affiliates under any time charters or vessel management agreements entered into with the Buyer or its Affiliates subsequent to the Closing but prior to termination of the Time Charter, provided, however, to the extent that there are unfulfilled obligations pursuant to the agreements specified above or any unresolved reimbursement or indemnity claims asserted by Buyer pursuant to Section 4.11 or Article 8 of this Agreement, Buyer may at its sole option agree to an earlier cancellation of the Letter of Credit if Seller provides substitute letters of credit or alternative security acceptable to Buyer in its sole discretion to cover the full amount of such obligations and indemnity claims.

ARTICLE 5
CONDITIONS TO OBLIGATIONS
OF BUYER
     Except as may be waived in writing by Buyer, the obligations of Buyer to consummate this Agreement and the transactions to be consummated by Buyer hereunder on the Closing Date shall be subject to the following conditions:
     5.1 Representations and Warranties. The representations and warranties of Seller contained in Article 2 of this Agreement or in any certificate or document executed and delivered by Seller to Buyer pursuant to this Agreement shall have been true and correct in all respects on the date made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date or time need only be true and correct as of such date or time).
     5.2 Compliance with Agreement. On and as of the Closing Date, Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by Seller on or before the Closing Date.
     5.3 No Action or Proceeding. On the Closing Date, no Order shall be issued and no action or proceeding by any Governmental Body or any other person shall be pending before any Governmental Body or overtly threatened, nor shall there be any condition imposed under any applicable Law, to (i) restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, (ii) recover any damages, impose a material penalty or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, (iii) restrict the performance by Seller of its obligations under this Agreement or (iv) restrict Buyer’s ability to use the Assets after the Closing.
     5.4 Consents, Authorizations, Etc. All orders, consents, permits, exemptions, authorizations, approvals, waivers or other actions by, or notices to, or filings with, every Governmental Body and other third parties in respect of all Laws and Contractual Obligations of Seller that are necessary or required in connection with the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and consummation of the transactions contemplated herein, including all required consents for conveyance of the Assets and Assumed Contracts to Buyer, shall have been obtained or given and be in full force and effect, and Buyer shall have been furnished with appropriate evidence thereof; provided, however, that any third-party consent not obtained by Seller, but waived by Buyer, shall not be an unfulfilled condition hereunder; and further provided that the forms of the Required Consents are reasonably acceptable to Buyer.
     5.5 Corporate Action by Seller. All action necessary to authorize the execution, delivery and performance by Seller of this Agreement and the documents contemplated to be executed and delivered hereby shall have been duly and validly taken by Seller, and Seller shall have delivered to Buyer copies, certified as of the Closing Date by the Secretary of Seller, of all

resolutions of the Board of Directors of Seller authorizing this Agreement and the transactions contemplated by this Agreement.
     5.6 Opinion of Counsel. Buyer shall have received an opinion, addressed to Buyer and dated the Closing Date, of counsel for Seller, in form and substance reasonably satisfactory to Buyer.
     5.7 No Bankruptcy Proceedings. No bankruptcy or insolvency proceedings (voluntary or involuntary) shall have been initiated with respect to Seller.
     5.8 Material Adverse Change to Vessel, Cranes and/or Assumed Contracts. Since September 30, 2007, no incident, circumstance, waiver, amendment or other change in or effect on the Vessel, the Construction Contract, the NO Crane Contract, the Huisman Crane and Winch Contract, or the Reimbursement Guaranties shall have occurred that, individually or when taken together with all other circumstances, changes or effects, would be materially adverse to Buyer’s intended timing, use and operation of the Vessel and the Cranes in its business; provided, however, that the condition set forth in this Section 5.8 shall be deemed to have been satisfied notwithstanding the existence of any Payment Default.
     5.9 Creditor Releases. Evidence reasonably satisfactory to Buyer that all Liens on the Assets held by Seller’s creditors have been released, including all Liens held by JP Morgan and Fortis; provided, however, that the condition set forth in this Section 5.9 shall be deemed to have been satisfied with respect to JP Morgan and Fortis if the Liens held by JP Morgan and Fortis are released as of the Closing upon payment of a portion of the Purchase Price to JPMorgan and Fortis.
     5.10 Physical Possession and Control. Seller shall have tendered to Buyer effective physical possession and control of the tangible Assets, but only to the extent that Seller has such possession and control of such Assets.
     5.11 Delivery of Documents and Instruments. The following documents shall have been duly authorized, executed and delivered by Seller or its Affiliates, as the case may be, shall be in full force and effect on the Closing Date without any event or condition having occurred or existing that constitutes, or that with the giving of notice or lapse of time or both would constitute, a default or breach of any thereof or would give any party thereto the right to terminate any thereof, and executed counterparts of each thereof shall have been delivered to Buyer:
     (a) Bills of sale and other instruments conveying title to the Assets as set forth in Section 1.1 free and clear of all Liens, other than Permitted Liens;
     (b) Assignment and Assumption of Construction Contract, in substantially the form attached hereto as Appendix A;
     (c) Assignment and Assumption of NO Crane Contract, in substantially the form attached hereto as Appendix B;

     (d) Assignment and Assumption of Huisman Crane and Winch Contract, in substantially the form attached hereto as Appendix C;
     (e) Time Charter Agreement for the Vessel acceptable to Buyer and Seller (the “Time Charter”);
     (f) Letter of Credit in substantially the form attached hereto as Appendix D;
     (g) A corporate guaranty from Merwede reasonably acceptable to Buyer sufficient to pay all of the amounts guaranteed by the Reimbursement Guaranties if replacements to the Reimbursement Guaranties are not provided to Buyer; provided that delivery of such replacements shall not be a condition to Closing under this Article 5;
     (h) An Officer’s Certificate (signed on behalf of Seller by its Chief Executive Officer) dated as of the Closing Date certifying the (i) fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof, and (ii) absence of the matters set forth in Sections 5.3, 5.7 and 5.8 hereof.
     (i) A Certificate of the Secretary of Seller dated as of the Closing Date attesting to the incumbency and the signature specimens with respect to the officers of such entity executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of such entity, and attesting to such other instruments and documents as counsel for Buyer shall reasonably request;
     (j) A Release in substantially the form attached hereto as Appendix E of any and all claims that Seller may have against the Assets or Buyer, except as may arise hereunder or under any documents executed in connection herewith; and
     (k) Further instruments and documents, in form and content reasonably satisfactory to counsel for Buyer, as may be necessary or reasonably appropriate to consummate the transactions contemplated hereby.
ARTICLE 6
CONDITIONS TO OBLIGATIONS OF SELLER
     Except as may be waived in writing by Seller, the obligations of Seller to consummate this Agreement and the transactions to be consummated by Seller hereunder on the Closing Date shall be subject to the following conditions:
     6.1 Representations and Warranties. The representations and warranties of Buyer contained in Article 3 of this Agreement or in any certificate or document executed and delivered by Buyer to Seller pursuant to this Agreement shall be true and correct in all respects on the date made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date or time need only be true and correct as of such date or time).

     6.2 Compliance with Agreement. On and as of the Closing Date, Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.
     6.3 No Action or Proceeding. On the Closing Date, no Order shall be issued and no action or proceeding by any Governmental Body or any other person shall be pending before any Governmental Body or overtly threatened, nor shall there be any condition imposed under any applicable Law, to (i) restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, or (ii) recover any damages, impose a material penalty or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could reasonably be expected to result in a decision, ruling or finding which would have a material adverse effect on the ability of Buyer to fulfill its obligations under this Agreement.
     6.4 Consents, Authorizations, Etc. All orders, consents, permits, exemptions, authorizations, approvals, waivers or other actions by, or notices to, or filings with, every Governmental Body and other third parties in respect of all Laws and Contractual Obligations of Buyer that are necessary or required in connection with the execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated herein, and consummation of the transactions contemplated herein (including the Required Consents), shall have been obtained or given and be in full force and effect, and Seller shall have been furnished with appropriate evidence thereof; provided, however, that any third party consent not obtained by Buyer, but waived by Seller, shall not be an unfulfilled condition hereunder; and further provided that the forms of the Required Consents are reasonably acceptable to Seller.
     6.5 Corporate Action by Buyer. All action necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the documents contemplated to be executed and delivered hereby shall have been duly and validly taken by Buyer and Buyer shall have delivered to Seller copies, certified as at the Closing Date by the Secretary of Buyer, of all resolutions of the Board of Directors of Buyer authorizing this Agreement and the transactions contemplated by this Agreement.
     6.6 Opinion of Counsel. Seller shall have received an opinion, addressed to Seller and dated the Closing Date, of counsel for Buyer, in form and substance reasonably satisfactory to Seller.
     6.7 Delivery of Purchase Price. The Purchase Price shall have been delivered in the manner described in Section 1.2.
     6.8 Delivery of Documents and Instruments. The following documents shall have been duly authorized, executed and delivered by Buyer, shall be in full force and effect on the Closing Date without any event or condition having occurred or existing that constitutes, or that with the giving of notice or lapse of time or both would constitute, a default or breach of any thereof or would give any party thereto the right to terminate any thereof, shall be in form and substance satisfactory to Seller, and executed counterparts of each thereof shall have been delivered to Seller:

     (a) Assignment and Assumption of Construction Contract, in substantially the form attached hereto as Appendix A;
     (b) Assignment and Assumption of NO Crane Contract, in substantially the form attached hereto as Appendix B;
     (c) Assignment and Assumption of Huisman Crane and Winch Contract, in substantially the form attached hereto as Appendix C;
     (d) Time Charter Agreement for the Vessel acceptable to Buyer and Seller;
     (e) An Officer’s Certificate (signed on behalf of Buyer by its Chief Executive Officer) dated as of the Closing Date certifying the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof;
     (f) A Certificate of the Secretary of Buyer dated as of the Closing Date attesting to the incumbency and the signature specimens with respect to the officers of such entity executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of such entity, and attesting to such other instruments and documents as counsel for Seller shall reasonably request;
     (g) Documentation evidencing the release of that certain Letter of Credit issued for the benefit of Merwede pursuant to the Construction Contract; and
     (h) Further instruments and documents, in form and content reasonably satisfactory to counsel for Seller, as may be necessary or reasonably appropriate to consummate the transactions contemplated hereby.
ARTICLE 7
SURVIVAL
     7.1 Survival of Representations and Warranties. The respective representations and warranties made by the parties in this Agreement or in any certificate or document executed and delivered by either party to the other party pursuant to this Agreement, as well as any indemnification rights granted herein, shall survive the Closing Date and the consummation of the transactions contemplated hereby until the later of (i) the date that is eighteen (18) months after the Closing Date and (ii) the date that is six months after the delivery of the Vessel to Buyer (or its assignee) by Merwede pursuant to the Construction Agreement, regardless of any investigation made by the parties hereto or any statutes of limitations, except for the representations and warranties made in Sections 2.1, 2.2, 2.5, 2.15, 3.1, 3.2 and 3.5, which shall survive indefinitely.
     7.2 Survival of Covenants and Agreements. All covenants and agreements in this Agreement shall continue in full force and effect and survive until performed in accordance with their respective terms by the relevant party or parties. A warranty shall not for any purposes hereunder be considered a covenant.

ARTICLE 8
INDEMNIFICATION
     8.1 In General.
     (a) Except for any cause of action for fraud and any claims for specific performance of any covenants set forth in this Agreement, from and after the Closing, the indemnification provided in this Article 8 shall be the sole and exclusive remedy of any party arising out of, related to, in connection with or with respect to this Agreement; provided, however, that this clause shall not affect or limit the rights or remedies of any party arising under or in connection with any other agreements entered into before, on or after the Closing Date between the parties and/or their Affiliates, including any time charters or vessel management agreements.
     (b) Effective as of the Closing Date, Seller hereby irrevocably and unconditionally waives, and releases Buyer and Buyer’s Affiliates from, and agrees never to make or assert, any claims, rights, causes of action, remedies or damages that it may have or assert against Buyer or any of Buyer’s Affiliates pursuant to the terms of this Agreement or the transactions contemplated hereby or the discussions, negotiations and investigations conducted in connection herewith, except for any claims, rights, causes of action, remedies or damages that he or it may have or assert pursuant to this Article 8 and Section 4.11; provided, however, that this clause shall not affect or limit the rights or remedies of Seller arising under or in connection with any other agreements entered into before, on or after the Closing Date between the parties and/or their Affiliates, including any time charters or vessel management agreements. Seller agrees to execute and deliver to Buyer such further waivers, releases and discharges as may be reasonably necessary or appropriate to give full effect to this Section 8.1(b).
     (c) Effective as of the Closing Date, Buyer hereby irrevocably and unconditionally waives, and releases Seller and Sellers’ Affiliates from, and agrees never to make or assert, any claims, rights, causes of action, remedies or damages that it may have or assert against Seller or any of Sellers’ Affiliates pursuant to the terms of this Agreement or the transactions contemplated hereby or the discussions, negotiations and investigations conducted in connection herewith, except for any claims, rights, causes of action, remedies or damages that it may have or assert pursuant to this Article 8 and Section 4.11; provided, however, that this clause shall not affect or limit the rights or remedies of Buyer arising under or in connection with any other agreements entered into before, on or after the Closing Date between the parties and/or their Affiliates, including any time charters or vessel management agreements. Buyer agrees to execute and deliver to Seller such further waivers, releases and discharges as may be reasonably necessary or appropriate to give full effect to this Section 8.1(c).
     8.2 Indemnification of Buyer Indemnitees. Subject to the limitations set forth in Article 7 and this Article 8, Seller hereby agrees to indemnify and hold the Buyer Indemnitees harmless from and against all Adverse Consequences arising out of, based upon or resulting from:
     (a) any breach of representation or warranty of Seller contained in Article 2 of this Agreement or in any Officer’s Certificate delivered pursuant to Article 5;

     (b) any breach or non-fulfillment of any covenant or agreement on the part of Seller under the terms of this Agreement;
     (c) any Taxes payable by Seller arising from, based upon or relating to the sale of the Assets pursuant to this Agreement (except as provided in Sections 1.6 and 1.7);
     (d) the Excluded Liabilities and the Excluded Assets;
     (e) any breach or default by Seller under the Assumed Contracts prior to the Closing Date (other than with respect to the Payment Defaults); and
     (f) the ownership of the Seller’s business and/or the use and operation of the Seller’s business on or before the Closing Date (other than with respect to the Payment Defaults).
     8.3 Indemnification of Seller Indemnitees. Subject to the limitations set forth in Article 7 and this Article 8, Buyer agrees to indemnify and hold the Seller Indemnitees harmless from and against all Adverse Consequences arising out of, based upon or resulting from:
     (a) any breach of representation or warranty of Buyer contained in Article 3 of this Agreement or in any Officer’s Certificate delivered pursuant to Article 6;
     (b) any breach or non-fulfillment of any agreement on the part of Buyer under the terms of this Agreement;
     (c) Buyer’s failure to perform the contractual duties, liabilities and obligations of Seller that accrue, arise or come due after the Closing under the Assumed Contracts and payment of the 2008 January Payments in accordance with the terms of the Assumed Contracts; and
     (d) the ownership of the Assets and/or the use and operation of the Assets from and after the Closing Date.
     8.4 Limitation on Indemnification. Seller’s maximum aggregate liability under Section 8.2(a) shall be limited to an amount equal to thirty-five (35%) of the Purchase Price. Notwithstanding the foregoing, the limitations on indemnification set forth in this Section 8.4 shall not apply to any indemnification claim relating to any breach of any representation or warranty contained in Sections 2.1, 2.2, 2.5 or 2.15.
     8.5 Method of Asserting Claims, Etc. The items listed in Section 8.2 and Section 8.3 are sometimes collectively referred to herein as “Damages”; provided that such reference shall be understood to mean the respective damages from and against which Buyer and its Affiliates and their respective subsidiaries, officers, directors, managers, members, employees, representatives, agents and attorneys (the “Buyer Indemnitees”) or Seller and its Affiliates and their respective subsidiaries, officers, directors, employees, representatives, agents and attorneys (the “Seller Indemnitees”), as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether a Buyer Indemnitee or a Seller Indemnitee, is sometimes referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is sometimes referred to as the “Indemnifying Party.” All claims for indemnification by an Indemnified Party under Section 8.2 or Section 8.3 hereof, as the case may be, shall be asserted and resolved as follows:
     (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then reasonably determinable, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.
     (b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article 8, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim as permitted hereunder), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and provided, further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Damages with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 8.5(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Article 8, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 8.5(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, non-appealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.5(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.5(c) (other than a dispute as to the Indemnifying Party’s liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the “Indemnity Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim as specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.

     8.6 Payment of Indemnity. Any indemnity claim shall be paid in cash by the Indemnifying Party to or on behalf of the appropriate Indemnified Party. At Buyer’s option, any indemnity claim can be paid in whole or in part by Buyer drawing down under the Letter of Credit delivered by Seller to Buyer pursuant to the terms of this Agreement.
     8.7 Indemnification Reductions and Other Matters.
     (a) Any indemnification owing to an Indemnified Party pursuant to this Article 8 shall be reduced by any amounts actually received by the Indemnified Party in connection with (i) any insurance coverage with respect thereto (provided that amounts covered that are subject to retrospective payments or premiums shall be reduced (but not below zero) by the amount of such payments or premiums) or indemnification rights (other than under this Agreement) (net of expenses to enforce, collect and pursue a claim for such insurance coverage or indemnification), (ii) any claims the Indemnified Party has against any third party that reduces the Adverse Consequences that would otherwise be sustained (net of expenses to enforce, collect and pursue such claims against third parties) or (iii) any actual reduction in cash Taxes attributable to such indemnified liability (any such amounts received that reduce the indemnification owing to an Indemnified Party, the “Indemnity Reduction Amounts”). If the Indemnified Party receives any Indemnity Reduction Amounts under applicable insurance policies, or from any third party, in respect of an indemnified Adverse Consequence after the full amount of such indemnified Adverse Consequences has been paid by the Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnified Adverse Consequences and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such indemnified Adverse Consequences, then such Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such indemnified Adverse Consequences, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.
     (b) In the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which such Indemnified Party could have collected on a claim against a third party, the Indemnifying Party shall be entitled to pursue claims and conduct litigation in good faith on behalf of such Indemnified Party and any of its successors, to pursue and collect in good faith on any indemnification or other remedy available to such Indemnified Party thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Party, but only to the extent the Indemnified Party has been made whole for any Damages it has suffered or incurred, and provided that the Indemnifying Party shall fully indemnify, defend and hold the Indemnified Party harmless from and against any claims asserted or threatened against the Indemnified Party by any third parties in connection with the Indemnifying Party’s pursuit of such claims. Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnified Party shall not waive or release any material contractual right to recover from a third party any known Adverse Consequences subject to indemnification hereby without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto and shall execute and deliver to the Indemnifying Party such documents and instruments as may be reasonably necessary or appropriate to give full effect to this Section 8.7(b).
     (c) Any Adverse Consequences included in the calculation of Remaining Contract Payments pursuant to Section 4.11 shall not be subject to indemnification under Section 8.2.
     8.8 Adverse Consequences. As used in this Agreement, the term “Adverse Consequences” shall mean actions, claims, suits, debts, liabilities, obligations, losses, costs, deficiencies, penalties, fines, expenses and other judgments (at equity or in law) and damages whenever arising or incurred, including without limitation, amounts paid in settlement and reasonable attorneys fees and expenses.
ARTICLE 9
TERMINATION
     9.1 Termination. This Agreement may be terminated at any time before the Closing Date:
     (a) by mutual consent of Buyer, on the one hand, and Seller, on the other hand;
     (b) by Buyer, upon notice of termination of its obligation to consummate the transaction delivered to Seller, if Buyer reasonably has determined that there has been any material breach of any covenant of Seller or that Seller has materially breached any of its representations or warranties (in any case without regard to any materiality or other limitation stated in such covenant, representation or warranty), stating in particularity the default or defaults on which the notice is based; provided, however, that Seller shall, after receipt of such notice, have fifteen (15) days in which to cure such material breach and, if so cured, Buyer shall, for that reason, have no right to terminate this Agreement;
     (c) by Seller upon notice of termination of its obligation to consummate the transaction delivered to Buyer, if Seller reasonably has determined that there has been any material breach of any covenant of Buyer or that Buyer has breached any of its representations or warranties (in any case without regard to any materiality or other limitation stated in such covenant, representation or warranty), stating in particularity the default or defaults on which the notice is based; provided, however, that Buyer shall, after receipt of such notice, have fifteen (15) days in which to cure such material breach and, if so cured, Seller shall, for that reason, have no right to terminate this Agreement;
     (d) by either Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred on or before January 21, 2008; provided, however, that neither Buyer on the one hand nor Seller on the other hand shall be entitled to terminate this Agreement pursuant hereto if such party is in material breach of any of its representations, warranties or covenants contained in this Agreement;
     (e) by either Buyer, on the one hand, or Seller, on the other hand, in accordance with Section 11.9 of this Agreement; or

     (f) by Buyer on or before January 9, 2008, if, after entering into this Agreement, any fact, circumstance or event comes to the Buyer’s attention that, in the Buyer’s good faith, reasonable judgment, is so materially adverse as to make it impracticable or inadvisable to proceed with the purchase of the Assets on the terms and in the manner contemplated in this Agreement.
     9.2 Termination Remedies. Except as otherwise set forth below in this Section, if this Agreement is terminated pursuant to Sections 9.1(a), 9.1(d), 9.1(e) or 9.1(f) above, such termination shall be without liability to any party hereto, except as specifically provided in Section 11.11. If this Agreement is terminated pursuant to Sections 9.1(b) or 9.1(c) above, the rights and remedies granted hereby shall be cumulative and nonexclusive of any other right or remedy available to the terminating party at law or in equity. The parties agree that the Assets are unique in character and, if Seller refuses to consummate the transactions contemplated herein for any reason other than (i) pursuant to Sections 9.1(a), 9.1(c), 9.1(d) or 9.1(e) or (ii) because there has been a failure to satisfy any of the conditions (not otherwise waived by Seller) set forth in Article 6, damages suffered by Buyer may not be readily ascertainable. Accordingly, Seller agrees that Buyer, at its option, shall be entitled to seek the equitable remedy of specific performance. The terms of Sections 1.8, 4.7, 9.2, 11.1, 11.2, 11.3, 11.4, 11.8, 11.11, 11.13, 11.14 and Article 10 shall survive the termination of this Agreement.
ARTICLE 10
NOTICES
     Whenever any notice, request, claim, demand or other communication is required or permitted under this Agreement, such notice, request, claim, demand or other communication shall be in writing and shall be given (and shall be deemed to have been duly received, if so given and no notice of failure of delivery is received) by (a) personal delivery, (b) electronic transmission (facsimile or other generally recognized electronic means of delivery, other than e-mail) (provided that a copy of such transmission shall also be given by means of clause (a), (c) or (d)), (c) nationally recognized commercial courier for next business day delivery or (d) registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties. No such notice specifying a new address shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.
     If to Seller, to:
Superior Offshore International, Inc.
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Facsimile: (713) 910-4755
Attention: Chief Executive Officer

     With a copy (which shall not constitute notice) to:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Facsimile: (713) 437-5370
Attention: William S. Anderson, Esq.
     If to Buyer, to:
Hornbeck Offshore Services, LLC
103 Northpark Blvd., Suite 300
Covington, LA 70447
Facsimile: (985) 727-2006
Attention: Chief Executive Officer
     With a copy (which shall not constitute notice) to:
Winstead PC
600 Town Center One
1450 Lake Robbins Drive
The Woodlands, Texas 77380
Facsimile: (281) 681-5901
Attention: R. Clyde Parker, Jr., Esq.
     All notices, requests, claims, demands or other communications personally delivered will be deemed given on the date delivered. Any notice, request, claim, demand or other communication by electronic transmission will be deemed delivered to the party to whom addressed on the earlier of actual delivery or the first business day after such transmission was sent if such transmission was electronically confirmed or no notice that it was undeliverable was received. Any notice, request, claim, demand or other communication delivered by courier will be deemed given on the earlier of actual delivery or the first business day after deposit with an overnight courier. Any notice, request, claim, demand or other communication delivered by mail will be deemed given on the third business day after deposit in the United States mail.
ARTICLE 11
MISCELLANEOUS
     11.1 Usage of Terms. In this Agreement, unless a clear intention to the contrary appears:
     (a) the singular number includes the plural and vice versa;
     (b) reference to any person includes such person’s successors and assigns, to the extent such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;
     (c) reference to any gender includes each other gender;

     (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
     (e) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (f) reference to the knowledge of a party means the actual knowledge of such party’s officers, directors and senior management employees, after diligent inquiry;
     (g) reference to Seller’s material assets or properties, or similar terminology, shall mean all the material assets and properties of Seller and its Affiliates;
     (h) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof;
     (i) “including” means including without limiting the generality of any description preceding such term;
     (j) “or” is used in the inclusive sense of “and/or”;
     (k) with respect to any determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
     (l) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and
     (m) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP for financial reporting in the United States of America.
     11.2 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
     11.3 Incorporation of Schedules and Appendices; Entire Agreement. The Appendices and Schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter of this Agreement, including the Letter. This Agreement, including the Appendices and Schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     11.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by the chairman, president or a vice president of each of the parties as applicable. A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.
     11.5 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all the parties hereto.
     11.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     11.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.8 Governing Law. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the Laws of the State of Texas without giving effect to the principles of conflicts of laws thereof. Buyer and Seller each hereby submit to the personal jurisdiction of the United States District Court for the Eastern District of Louisiana, which shall be the exclusive forum and venue for all disputes, controversies and enforcement actions arising or related to this Agreement.
     11.9 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part thereof shall be upon Seller at all times before the Closing Date. In any such event, Seller may either (a) repair, replace or restore any such property as soon as possible after its loss, impairment, confiscation or condemnation, or (b) if insurance proceeds are sufficient to repair, replace or restore the property, pay such proceeds to Buyer; provided, however, that in the event of damage to any substantial portion of the Assets prior to the Closing Date, Buyer or Seller may terminate this Agreement with no penalty or liability to Buyer or Seller.
     11.10 Binding Effect; Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement or any right or part hereunder shall not be voluntarily assigned by either party hereto without the prior written consent of the other party hereto, except that prior to the Closing Date Buyer may assign its rights and obligations hereunder to a wholly owned, direct or indirect, subsidiary of Hornbeck Offshore Services, Inc. by providing written notice of such assignment to Seller provided that Buyer shall remain fully and unconditionally responsible to Seller for the full and prompt payment and performance of the obligations of Buyer’s assignee under this Agreement. Each party hereto shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, contribution, assignment, restructuring or otherwise) to all or substantially all the business and/or assets of such party, by agreement in writing in form and substance reasonably satisfactory to the other party, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that such party would be required to perform it if no such succession or assignment had taken place.
     11.11 Expenses. The Seller shall pay all expenses incurred by Seller in connection with the Letter, this Agreement and the transactions contemplated hereby, including, the expenses of legal counsel and other professional expenses, as well as other expenses incurred by the Seller in connection herewith and not expressly allocated hereunder. In addition, Seller shall reimburse Buyer at Closing for all actual out-of-pocket expenses reasonably incurred by Buyer in connection with the Letter, this Agreement and the transactions contemplated hereby, including, all legal and other professional expenses, the expenses of Buyer’s due diligence review and other expenses incurred by Buyer in connection herewith and not expressly allocated hereunder, provided Buyer shall provide supporting documentation for such costs; provided, however, that in no event shall Seller be required to reimburse Buyer for expenses in excess of $150,000 in the aggregate. Notwithstanding the foregoing, if the Reimbursement Guaranties are not all transferred, or replacement guaranties are not issued (through a financial institution that is reasonably acceptable to Buyer) to replace all the Reimbursement Guaranties, to Buyer at the Closing, Seller shall pay $450,000 to Buyer at the Closing, superseding Seller’s reimbursement obligations in the immediately preceding sentence above and, from and after the Closing, Seller shall have no further obligations under this Section 11.11. Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability under this Agreement for any inability or failure to assign, transfer or convey any of the Reimbursement Guaranties to Buyer (or to obtain replacements thereof) except for the payment expressly set forth in the immediately preceding sentence.
     11.12 Further Assurances. Seller, on the one hand, and Buyer, on the other hand, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the other parties and necessary to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by the other parties for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Buyer, or reducing to Buyer’s possession, any or all of the Assets or effecting the assumption of the Assumed Contracts.
     11.13 No Third Party Beneficiary. Any agreement to perform any obligation or pay any amount and any assumption of any obligation herein contained, express or implied, shall be only for the benefit of the parties hereto and their respective successors and permitted assigns as expressly permitted in this Agreement, and such agreements and assumptions shall not inure to the benefit of any obligee, whomever, it being the intention of the undersigned that no one shall be or be deemed to be a third party beneficiary of this Agreement other than parties that may have a right to indemnification under this Agreement.
     11.14 Limitation of Liability. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution in value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

HORNBECK OFFSHORE SERVICES LLC
a Delaware limited liability company

By:	/s/ Todd M. Hornbeck

Todd M. Hornbeck
Chief Executive Officer

SELLER:

SUPERIOR OFFSHORE INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ Roger D. Burks

Name:	Roger D. Burks
Title:	Executive Vice President, Chief Financial and Administrative Officer
[Signature Page to Asset Purchase Agreement By and Between
Hornbeck Offshore Services LLC and Superior Offshore International, Inc.]

Schedule 1.1
Reimbursement Guaranties

Schedule 2.12
Accounts Payable

Schedule 2.13
Contracts and Commitments

Schedule 2.17
Construction Expenses

Appendix A
Assignment and Assumption of Construction Contract

Appendix B
Assignment and Assumption of NO Crane Contract

Appendix C
Assignment and Assumption of Huisman Crane and Winch Contract

Appendix D
Letter of Credit

Appendix E
Release